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                                                                       EXHIBIT 1


                  AMENDMENT NO. 1 DATED AS OF JANUARY 21, 2000
                           TO SHAREHOLDER RIGHTS PLAN
                         BETWEEN REALNETWORKS, INC. AND
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


        WHEREAS, RealNetworks, Inc. (the "Company") and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), entered into the Shareholder Rights Plan dated as of December 4, 1998 (the "Rights Agreement");

        WHEREAS, the Rights Agreement contains terms restricting the ability of the Company's Board of Directors to amend the Rights Agreement or redeem the Rights (as defined in the Rights Agreement) issued thereunder under certain circumstances;

        WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to remove such terms as set forth herein;

        WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement in any respect without approval of the holders of rights prior to the Distribution Date (as therein defined);

        WHEREAS, the Distribution Date has not occurred;

        WHEREAS, the Board of Directors of the Company authorized and approved this Amendment at a Meeting of the Board of Directors of the Company on April 7-8, 1999; and

        WHEREAS, the Rights Agent has agreed to the amendment of the Rights Agreement as set forth herein;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Rights Agreement, the parties hereto hereby agree as follows:

        1.     Amendment of Rights Agreement.

               (a) Section 23(b) of the Rights Agreement (concerning redemption) is deleted in its entirety;

               (b) Section 27 of the Rights Agreement (concerning amendments) is hereby amended to read in its entirety as follows:

               Section 27. Supplements and Amendments. Subject to the penultimate sentence of this Section 27, prior to the Distribution Date, the Corporation and the Rights Agent shall, if the Corporation so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing Common Shares. Subject to the penultimate sentence of this Section 27, from and after the Distribution Date, the Corporation and the Rights Agent shall, if



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the Corporation so directs, supplement or amend this Agreement without the approval of any holders of Right Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder or (iv) to change or supplement the provisions hereunder in any manner which the Corporation may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, however, that this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Corporation which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment, provided that such supplement or amendment does not adversely affect the rights or obligations of the Rights Agent under this Agreement. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares.

        2. No Other Changes. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

        3. Direction of Company. Pursuant to Section 27 of the Rights Agreement, the Company directs the Rights Agent to execute this Amendment.

        4. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.



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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                       REALNETWORKS, INC.


                                       By:  /s/ Robert Glaser
                                            ------------------------------------
                                       Name:  Robert Glaser
                                       Title:   Chief Executive Officer




                                       CHASEMELLON SHAREHOLDER SERVICES,
                                       L.L.C., as Rights Agent


                                       By: /s/ Thomas L. Cooper
                                            ------------------------------------
                                       Name:  Thomas L. Cooper
                                       Title:  Assistant Vice President